Exhibit 99.1

Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS THIRD QUARTER 2004 RESULTS
NET REVENUES INCREASE 10.5%

NEW YORK—November 10, 2004—The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the third quarter ended October 2, 2004:

•	Net revenues were $324.4 million, an increase of $30.8 million, or 10.5%, over the third quarter of fiscal 2003;

•	Gross profit margin improved 220 basis points to 31.6% of net revenues; and

•	Net income increased to $1.6 million, or $0.03 per diluted share, from a loss of $7.2 million in the third quarter of fiscal 2003.

"Our diversified product, channel and geographic strategy continued to prove successful in the third quarter, leading to a double-digit increase in revenues and improvements in our margins and bottom line," said Joe Gromek, Warnaco's President and Chief Executive Officer. "The overall improvement in gross and operating margin in the quarter was predominantly fueled by the successful execution of our Sportswear Group initiatives and strong international performance. These results underscore the power of the Calvin Klein brand in both underwear and jeanswear; the strength of the Chaps® franchise as we expand the collection to denim and move to broaden our distribution channels; and the successful implementation of our Calvin Klein® underwear retail strategy. Over time, we expect to see further margin improvement and we will continue to look for revenue growth in the periods ahead through both organic opportunities and strategic acquisitions."

Third Quarter Highlights

Net revenues increased $30.8 million, or 10.5%, to $324.4 million for the third quarter of fiscal 2004 compared to $293.7 million for the third quarter of fiscal 2003. Sportswear Group revenue growth in excess of 20%, combined with modest revenue growth in the Intimate Apparel Group driven by new initiatives, were offset slightly by lower Swimwear Group revenues. Net revenues for the third quarter of fiscal 2004 include approximately $6.2 million related to the effect of favorable foreign currency exchange rate fluctuations, primarily as a result of a stronger euro and Canadian dollar.

Although there was modest growth in the Intimate Apparel Group for the third quarter of fiscal 2004, the Company continues to reposition its Warner's®, Olga® and Body Nancy Ganz/Bodyslimmers® brands to stay competitive in today's market.

Gross profit was $102.7 million, or 31.6% of net revenues, for the third quarter of fiscal 2004 compared to $86.4 million, or 29.4% of net revenues, for the third quarter of fiscal 2003. Strong product performance contributed to the 220 basis point improvement in gross profit margin in the current quarter. Gross profit for the third quarter of fiscal 2004 includes approximately $4.1 million related to the favorable impact of foreign currency exchange rate fluctuations, primarily as a result of a stronger euro and Canadian dollar.

Selling, general and administrative ("SG&A") expenses were $94.1 million, or 29.0% of net revenues, for the third quarter of fiscal 2004 compared to $80.6 million, or 27.5% of net revenues, for the third quarter of fiscal 2003. More than half the increase in SG&A expenses was due to a strategic increase in marketing expense of approximately $8.6 million.

Restructuring and amortization of sales order backlog expenses for the third quarter of fiscal 2004 were $0.4 million compared to $7.2 million for the third quarter of fiscal 2003.

Net income increased to $1.6 million, or $0.03 per diluted share, for the third quarter of fiscal 2004 compared to a net loss of $7.2 million, or a loss of $0.16 per diluted share, for the third quarter of fiscal 2003. Income from continuing operations was $1.9 million, or $0.04 per diluted share, compared to a loss from continuing operations of $5.1 million, or a loss of $0.11 per diluted share, in the prior year quarter. Higher revenues and stronger gross margin, in addition to lower restructuring and amortization expenses, contributed to improvements in net income in the current quarter.

On August 19, 2004, Warnaco completed its previously announced acquisition of Ocean Pacific Apparel Corp. The OP acquisition did not have a material effect on revenue or earnings for the third quarter.

Financial data as of January 3, 2004 and as of and for the three and nine month periods ended October 2, 2004 and October 4, 2003 can be found on Schedules 1, 1.1, 2 and 3 to this release.

Mr. Gromek continued, "As we look ahead, our priority is to continue to build a world class organization focused on identifying and growing global lifestyle brands. Our recent acquisition of Op/Ocean Pacific, a global surf and beach lifestyle apparel and accessories brand, points to that commitment. In addition, increased marketing spending to heighten brand awareness has helped elevate the visibility of many of our brands including Speedo®, Calvin Klein jeans, Calvin Klein underwear, and our new intimate apparel initiatives."

The Company noted the following balance sheet highlights as of October 2, 2004:

The Company used $41 million, in the third quarter of 2004, to fund the acquisition of Ocean Pacific. Notwithstanding this investment, cash and cash equivalents increased to $76.0 million at October 2, 2004 from $43.9 million at October 4, 2003.

Accounts receivable rose to $212.3 million at October 2, 2004 from $181.3 million at October 4, 2003 associated with the increased revenues and the timing of sales during the quarter.

Inventories rose by $23.8 million, or 8.5%, to $304.6 million at October 2, 2004 from $280.8 million at October 4, 2003. This reflects our readiness to support fourth quarter shipments of current and new brands to meet increased demand.

Commenting on the results, Larry Rutkowski, Warnaco's Chief Financial Officer stated, "We are pleased with our third quarter results. New product introductions and organic growth contributed to our double-digit revenue gains. Our focus on enhanced efficiency across our operations, together with a planned reduction in sales in the off-price channel, contributed to a 220 basis point improvement in gross margin. We also ended the quarter with a strong balance sheet, with no borrowing under our revolving credit facility and inventories that are positioned to meet the demands of our customers and consumers in the upcoming winter, holiday and spring seasons."

Mr. Rutkowski observed, "On a comparable basis, we continue to strive toward our three year goals, on balance and over time, of: (i) modest revenue growth increasing in future years; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive selling, general and administrative expense; and (iv) annual double-digit growth in operating margin percentage."

Stockholders and other persons are invited to listen to the third quarter earnings conference call scheduled for today, Wednesday, November 10, 2004 at 9:00 a.m. Eastern Standard Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 9:00 a.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available immediately following the call.

This press release was furnished to the Securities and Exchange Commission (www.sec.gov) and may be accessed through the Company's internet website: www.warnaco.com.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy GanzTM, Speedo®, Ocean Pacific®, Anne Cole Collection®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, JLO by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's history of losses, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting, the Company's history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company's future plans concerning guidance regarding its results of operations, the effect of the settlement with the SEC, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing the Senior Notes and the Company's ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.

Schedule 1

THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Third Quarter of Fiscal 2004	For the Third Quarter of Fiscal 2003
	(Unaudited)	(Unaudited)
		(As Restated) (a)
Net revenues	$324,434	$293,671
Cost of goods sold	221,761	207,246
Gross profit	102,673	86,425
Selling, general and administrative expenses	94,134	80,621
Pension expense	330	—
Amortization of sales order backlog	—	1,965
Restructuring items	403	5,241
Operating income (loss)	7,806	(1,402)
Other income	(66)	(904)
Interest expense, net	5,018	5,896
Income (loss) from continuing operations before provision (benefit) for income taxes	2,854	(6,394)
Provision (benefit) for income taxes	988	(1,335)
Income (loss) from continuing operations	1,866	(5,059)
Loss from discontinued operations, net of income taxes	(262)	(2,172)
Net income (loss)	$1,604	$(7,231)
Basic and diluted income (loss) per common share:
Income (loss) from continuing operations	$0.04	$(0.11)
Loss from discontinued operations	(0.01)	(0.05)
Net income (loss)	$0.03	$(0.16)
Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	45,465,525	45,064,553
Diluted	46,156,573	45,064,553

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to April 5, 2003 and for the second and third quarters of fiscal 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and net loss by $567 ($0.01 per diluted share) for the third quarter of fiscal 2003.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Successor Company	Adjusted Combined		Successor Company	Predecessor Company
	For the Nine Months Ended October 2, 2004	For the Nine Months Ended October 4, 2003(a)	Adjustments (a)	For the Eight Months Ended October 4, 2003	For the One Month Ended February 4, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited) (As Restated) (c)
Net revenues	$1,049,764	$1,036,458	$—	$926,338	$110,120
Cost of goods sold	702,162	705,468	—	638,185	67,283
Gross profit	347,602	330,990	—	288,153	42,837
Selling, general and adminsitrative expenses	278,974	265,766	—	233,610	32,156
Pension expense	990	—	—	—	—
Amortization of sales order backlog	—	11,800	—	11,800	—
Restructuring items	3,866	11,265	—	11,265	—
Reorganization items	—	29,805	—	—	29,805
Operating income (loss)	63,772	12,354	—	31,478	(19,124)
Gain on cancellation of pre-petition indebtedness (a)	—	—	1,692,696	—	(1,692,696)
Fresh start adjustments (a)	—	—	765,726	—	(765,726)
Other (income) loss	(2,027)	(1,873)	—	(2,232)	359
Interest expense, net	15,168	17,426	—	15,675	1,751
Income (loss) from continuing operations before provision (benefit) for income taxes	50,631	(3,199)	(2,458,422)	18,035	2,437,188
Provision (benefit) for income taxes (a)	20,633	9,018	(77,584)	8,452	78,150
Income (loss) from continuing operations	29,998	(12,217)	(2,380,838)	9,583	2,359,038
Loss from discontinued operations, net of income taxes	(3,728)	(4,084)	—	(3,583)	(501)
Net income (loss)	$26,270	$(16,301)	$(2,380,838)	$6,000	$2,358,537
Basic income (loss) per common share: (b)
Income (loss) from continuing operations	$0.66	$(0.27)		$0.21	$44.52
Loss from discontinued operations	(0.08)	(0.09)		(0.08)	(0.01)
Net income (loss)	$0.58	$(0.36)		$0.13	$44.51
Diluted income (loss) per common share: (b)
Income (loss) from continuing operations	$0.65	$(0.27)		$0.21	$44.52
Loss from discontinued operations	(0.08)	(0.09)		(0.08)	(0.01)
Net income (loss)	$0.57	$(0.36)		$0.13	$44.51
Weighted average number of shares outstanding used in computing income (loss) per common share: (b)
Basic	45,351,922	45,027,954		45,027,954	52,989,965
Diluted	45,976,251	45,185,564		45,185,564	52,989,965

(a)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes adjusted combined financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to October 4, 2003 (collectively referred to as the "Nine Months Ended October 4, 2003"). The adjusted combined financial information for the Nine Months Ended October 4, 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year nine-month period results with the prior year's nine-month period results and provides useful information to investors regarding the Company's results of operations for (1) the Nine Months Ended October 2, 2004 and (2) the Nine Months Ended October 4, 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

(b)	Income (loss) per common share and the weighted average number of shares outstanding used in computing income (loss) per share of the Predecessor are based upon historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003.

Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 4, 2003 will not be comparable to income (loss) per common share for periods before February 4, 2003.

(c)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to October 4, 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and reduced net income by $1,512 ($0.04 per diluted share) for the period February 5, 2003 to October 4, 2003.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	October 2, 2004	January 3, 2004	October 4, 2003
	(Unaudited)		(Unaudited) (As restated) (a)
ASSETS
Current assets:
Cash and cash equivalents	$75,957	$53,457	$43,855
Accounts receivable	212,268	209,491	181,327
Inventories	304,560	279,839	280,759
Other current assets	64,847	61,946	53,320
Current assets of discontinued operations	2,902	27,125	42,372
Total current assets	660,534	631,858	601,633
Property, plant and equipment, net	89,848	96,865	100,403
Intangible and other assets	397,229	355,119	378,527
TOTAL ASSETS	$1,147,611	$1,083,842	$1,080,563
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred current liabilities	$240,584	$231,599	$217,727
Current liabilities of discontinued operations	1,565	7,440	5,147
Total current liabilities	242,149	239,039	222,874
Long-term debt:
Senior Notes due 2013	210,000	210,000	210,000
Other	1,355	1,132	1,178
Deferred income taxes	86,628	58,946	62,750
Other long-term liabilities	56,107	52,064	63,878
Total stockholders' equity	551,372	522,661	519,883
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,147,611	$1,083,842	$1,080,563
Supplemental Information:
Debt	$211,355	$211,132	$211,178

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the period February 5, 2003 to April 5, 2003 and for the second and third quarters of fiscal 2003 and its balance sheets to reflect accumulated amortization related to the Calvin Klein jeans license. The restatement increased accumulated amortization by $1,512 at October 4, 2003.

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter-to-Date				Year-to-Date
Net revenues:	For the Third Quarter of Fiscal 2004	For the Third Quarter of Fiscal 2003	Increase (Decrease)	% Change	For the Nine Months Ended October 2, 2004	Combined For the Nine Months Ended October 4, 2003 (a)	Increase (Decrease)	% Change
Intimate Apparel Group	$158,164	$148,534	$9,630	6.5%	$427,713	$426,797	$916	0.2%
Sportswear Group	135,408	112,003	23,405	20.9%	323,775	323,183	592	0.2%
Swimwear Group	30,862	33,134	(2,272)	−6.9%	298,276	286,478	11,798	4.1%
Net Revenues	$324,434	$293,671	$30,763	10.5%	$1,049,764	$1,036,458	$13,306	1.3%

	Quarter-to-Date				Year-to-Date
	For the Third Quarter of Fiscal 2004	% of Total Net Revenues	For the Third Quarter of Fiscal 2003	% of Total Net Revenues	For the Nine Months Ended October 2, 2004	% of Total Net Revenues	Combined For the Nine Months Ended October 4, 2003 (a)	% of Total Net Revenues
			(As restated) (b)				(As restated) (b)
Operating income:
Intimate Apparel Group	$17,181	5.3%	$17,690	6.0%	$38,660	3.7%	$45,412	4.4%
Sportswear Group	19,047	5.9%	8,823	3.0%	39,555	3.8%	21,032	2.0%
Swimwear Group	(9,678)	-3.0%	(9,823)	−3.3%	42,393	4.0%	37,576	3.6%
Group operating income	26,550	8.2%	16,690	5.7%	120,608	11.5%	104,020	10.0%
Unallocated corporate expenses	(18,341)	−5.7%	(12,851)	−4.4%	(52,970)	−5.0%	(50,596)	−4.9%
Restructuring items	(403)	−0.1%	(5,241)	−1.8%	(3,866)	−0.4%	(11,265)	−1.1%
Reorganization items	—	0.0%	—	0.0%	—	0.0%	(29,805)	−2.9%
Operating income	$7,806	2.4%	$(1,402)	−0.5%	$63,772	6.1%	$12,354	1.2%

(a)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes combined adjusted financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to October 4, 2003 (collectively referred to as the "Nine Months Ended October 4, 2003"). The financial information for the Nine Months Ended October 4, 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year nine-month period results with the prior year's nine-month period results and provides useful information to investors regarding the Company's results of operations for (1) the nine months ended October 2, 2004 and (2) the Nine Months Ended October 4, 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

(b)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004, in the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, determined that its Calvin Klein jeans license, which had been classified as an indefinite lived intangible asset and thus not amortized, should be classified as a finite lived intangible asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, the Company restated its statements of operations for the third quarter of fiscal 2003 and for the period February 5, 2003 to October 4, 2003 to reflect amortization expense related to the Calvin Klein jeans license. The restatement increased amortization expense and decreased operating income of the Sportswear Group by $567 and $1,512 for the third quarter of fiscal 2003 and for the period February 5, 2003 to October 4, 2003, respectively.